PROMISSORY NOTE

US$2,500.000.00    September 27, 2017
FOR VALUE RECEIVED, Strategic Realty Operating Partnership, L.P., a Delaware limited partnership ("Borrower"), promises to pay to the order of Glenborough Property Partners, LLC, a Delaware limited liability company (together with its successors and assigns, “Lender”), in lawful money of the United States the principal sum of Two Million Five Hundred Thousand Dollars ($2,500,000.00), together with interest at the adjustable rate equal to the KeyBank prime rate, as such rate changes from time to time (or if for whatever reason such rate ceases to be available, the Bank of America prime rate) which is currently four and one quarter percent (4.25%) per annum, based on a 365 day year and the actual number of days elapsed.
Interest shall be payable in arrears on each monthly anniversary of this Note, and upon any prepayment. The principal and all accrued but unpaid interest shall be payable on March 31, 2018. If the date for any payment due hereunder would otherwise fall on a non-business day at Borrower’s principal place of business, such payment date shall be extended to the next following business day with interest payable at the interest rate specified herein during such extension.
This Note may be prepaid in whole or in part, at any time from time to time, without penalty or premium. All payments and prepayments received by Lender shall be applied first to accrued but unpaid interest, then to other charges due with respect to this Note and then to the unpaid principal balance.
Borrower waives presentment, demand for performance, protest, notice of protest, notice of dishonor or non-payment, bringing of suit and diligence in taking any action to collect any sums owing hereunder.
Borrower’s obligation to make payment under this Note is absolute and unconditional, and shall not be subject to any right of setoff, counterclaim or other defense that Borrower may have against Lender or any other person or entity under applicable law or otherwise, including any claims, actions or rights arising under any other agreement or document.
If the indebtedness represented by this Note or any part thereof is collected at law or in equity or in bankruptcy, receivership, or other judicial proceedings, or if this Note is placed in the hands of attorneys for collection after default, Borrower agrees to pay, in addition to the principal and interest payable hereon, reasonable attorneys’ fees and costs incurred by Lender.
Lender may at any time without Borrower’s consent assign all or any part of Lender’s rights under this Note to a third party.
This Note may be modified only by a written agreement executed by Borrower and Lender.
This Note shall be construed in accordance with and governed by the laws of the State of California.
Any provision of this Note that is illegal, invalid or unenforceable, shall be ineffective to the extent of such illegality, invalidity or unenforceability without rendering illegal, invalid or unenforceable the remaining provisions of this Note.
If this Note is destroyed, lost or stolen, Borrower will deliver a new note to Lender on the same terms and conditions as this Note with a notation of the unpaid principal and accrued and unpaid interest in substitution of the prior Note. Lender shall furnish to Borrower reasonable evidence that the Note was destroyed, lost or stolen and any security or indemnity that may be reasonably required by Borrower in connection with the replacement of this Note.
IN WITNESS WHEREOF, Borrower has executed this Note as of the date and year first above written.

Strategic Realty Operating Partnership, L.P.
A Delaware limited partnership

By:	Strategic Realty Trust, Inc.,
A Maryland corporation
Its General Partner

By:

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